UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2010

Macquarie CNL Global Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-158478	26-3851585
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 25, 2010, the board of directors of Macquarie CNL Global Income Trust, Inc. (the “Company”) authorized a daily distribution of $0.0017808 per share of common stock to all common stockholders of record as of the close of business on each day commencing on the day after the date we meet the minimum offering requirements in connection with our initial public offering of common stock and ending on the last day of the calendar month in which the minimum offering requirements are met (the “Initial Calendar Month”). Distributions for both the Initial Calendar Month and the following calendar month will be aggregated and paid in the next subsequent month. Thereafter, at the end of each subsequent calendar month, that month’s distributions will be aggregated and paid in the following month. Distributions will be calculated based on the number of days each stockholder has been a stockholder of record in that month. The daily distribution of $0.0017808 is calculated based on a 365 days calendar year and is equal to an annualized distribution rate of 6.5%, assuming a purchase price of $10.00 per share. Our board of directors intends to evaluate our distribution policy on a quarterly basis.

Some or all of these distributions may be paid by the Company from sources other than cash flow from operations, such as cash flows from financing activities, which may include borrowings, cash resulting from a waiver or deferral of fees, and proceeds of the Company’s initial public offering. Distributions for stockholders participating in the Company’s Distribution Reinvestment Plan will be reinvested into shares of the Company on the date such distributions are paid.

In connection with the announcement of the foregoing transaction, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed with this report:

Exhibit No.	Description

99.1	Press Release dated May 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 26, 2010	MACQUARIE CNL GLOBAL INCOME TRUST, INC.

	By:	/s/ Curtis B. McWilliams
	Name:	Curtis B. McWilliams
	Title:	President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 26, 2010

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